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Ciena Corporation

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Notice to Investors:
Ciena Corporation (“Ciena”) is providing additional information relating to the proposed amendment (the "Plan Amendment") to its 2008 Omnibus Incentive Plan (the “Plan") to be voted on at its upcoming Annual Meeting of Stockholders to be held on March 24, 2016 (the "Annual Meeting"). As more fully described in Ciena’s proxy statement dated February 10, 2016, the Plan Amendment: (i) adds a comprehensive “clawback” provision, (ii) incorporates a maximum limit on the sum of cash compensation and equity compensation that a non-employee director may receive in a fiscal year, and (iii) reduces the minimum vesting period (from three years to one year) for awards of restricted stock and restricted stock units to non-employee directors and Executive or Non-Executive Chairs that vest solely by the passage of time.
On March 2, 2016, Institutional Shareholder Services (“ISS”), an independent advisory firm that makes recommendations to institutional shareholders on proxy proposals, issued a report with respect to Ciena and the Annual Meeting. The report indicated that the Plan received an overall positive score under the ISS equity plan scorecard; however, ISS recommended a vote against the Plan Amendment based on the proposed reduction of the minimum vesting period for director equity awards. Ciena strongly disagrees with ISS’s adverse vote recommendation and, on March 4, 2016, sent a letter to ISS setting forth its arguments in favor of having the flexibility to grant director equity awards with a minimum vesting period of one year. To provide stockholders with additional information on this matter, Ciena is attaching a copy of this letter as a supplement to its proxy statement.
We encourage stockholders to read the attached letter, independently review the proposed Plan Amendment and reach their own conclusion as to their vote on this matter. For the reasons in our proxy statement and the attached letter, the Board of Directors of Ciena believes that the Plan Amendment is in the best interest of Ciena stockholders and recommends that you vote “FOR” the Plan Amendment.

March 7, 2016

Via Email and FedEx

Institutional Shareholder Services Inc.
2099 Gaither Road
Rockville, Maryland 20850-4045

Attn:     Ms. Carol Bowie, Head of Americas Research
Mr. Paul Beland, Head of Technology, Media and Telecommunications Research

Re:     ISS Report on Ciena Corporation, dated March 2, 2016

Ladies and Gentlemen:

We are in receipt of your above-referenced report with respect to Ciena’s upcoming Annual Meeting on March 24, 2016, and are specifically writing in response to ISS’ adverse vote recommendation regarding the proposed amendment (the “Plan Amendment”) to our 2008 Omnibus Incentive Plan (the “Plan”). The Plan Amendment, among other things, reduces the minimum vesting period for time-based equity awards to non-employee directors and the Executive Chair from three years to one year. ISS recommends a vote against the Plan Amendment because the reduced vesting period for director equity awards allegedly “is not in shareholders’ best interest as it significantly decreases the alignment that stock compensation is intended to provide.”

We respectfully but strongly disagree. For the reasons set forth below, we hereby request that ISS promptly reconsider its voting recommendation and publish a revised report that reverses its recommendation and supports the Plan Amendment.

1.
ISS’s adverse vote recommendation on the Plan Amendment is inconsistent with its own published scorecard. The ISS report states that “given the negative amendment to the plan’s vesting provisions … a vote against the proposal is warranted.” As part of its Equity Plan Scorecard (EPSC), ISS evaluates equity plans and equity plan amendments across a range of factors in three pillars, including Plan Cost, Plan Features and Grant Practices. Equity vesting is included as part of the Plan Features pillar, where ISS indicates that “[i]n order to receive EPSC points for a minimum vesting requirement, the plan should mandate a vesting period of at least one year which should apply to no less than 95 percent of the shares authorized for grant.” The Plan currently provides that time-based equity awards may not vest in full in less than three years, with a limited number of shares (equal to five percent (5%) of the total shares authorized for issuance) not subject to this minimum vesting period. The Plan Amendment reduces that minimum vesting period to one year – specifically aligned with the ISS stated time-based vesting threshold – for the non-employee directors and the Executive Chairman (which is a limited group currently comprised of eight individuals), who historically receive fewer than 3% of the shares awarded under the Plan in any given fiscal year. ISS also maintains a clear list of six “Overriding

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March 7, 2016

Factors and Practices” that it considers egregious and that would result in an adverse recommendation regardless of a passing EPSC score. Tellingly, a reduction in the minimum vesting period for equity awards (to directors or otherwise) is not listed among the Overriding Factors and Practices. However, ISS cites exactly that feature as an “Overriding Factor” justifying a vote against the Plan Amendment.

Ciena relied in good faith on ISS’s published scorecard in designing the Plan Amendment to ensure that it was fully compliant. Now, contrary to its own published equity plan scorecard, and without any prior notice to issuers, ISS has arbitrarily either established a new policy position or created a new overriding factor on the minimum vesting requirement for equity awards to directors.

2.
The Plan Amendment is clearly in the best interest of Ciena’s stockholders. In general, a company’s total EPSC score, together with other factors, will determine whether a “For” or “Against” recommendation is warranted. On its merits, the Plan received an extremely favorable EPSC score of 81.7 out of 100, which is well above the 53 score required to “pass” the model. In terms of the Plan Amendment, in addition to reducing the minimum vesting period for equity awards to non-employee directors, it adds a comprehensive “clawback” provision that would require mandatory repayment in the case of violations of our recoupment policy or applicable law. It also incorporates a $500,000 maximum limit on total cash and equity compensation awarded to non-employee directors in a fiscal year. As set forth in our proxy statement filed on February 10, 2016, the clawback and total compensation limit provisions are clearly in the interest of Ciena’s stockholders and reflect our continued commitment to aligning with compensation best practices. ISS acknowledges that these “represent positive amendments to the plan.”

Although the EPSC indicates that it “considers multiple positive and negative factors,” it is clear that ISS reached its conclusion in this case by focusing on only one factor – the ability to grant equity awards to directors that have a shorter vesting period. ISS argues that the proposed reduction in the minimum vesting period is not in our stockholders’ best interest.1 We believe otherwise. Specifically, as described below, the Plan’s current minimum vesting period for director equity awards is significantly off-market, as we describe further below, and a negative differentiator for potential director candidates. Reducing the minimum vesting period to align with current practice will enable us to maintain a market-competitive director compensation program and thereby attract and retain the best possible candidates for the Board of Directors – who are charged with acting on behalf of our stockholders. It will also allow us to avoid concerns over director entrenchment by effectively structuring the equity awards as more current compensation.

3.
Reducing the minimum vesting period for director equity awards aligns with market and peer practice. As approved by our stockholders in 2008, the Plan incorporated a minimum three-year vesting period for time-based equity awards – to employees and non-employee directors

1 ISS relies on only two “facts” to support its argument: that equity compensation represents between 64 and 70 percent of non-employee director compensation, and that the Executive Chairman’s compensation consists solely of stock awards and perks. Neither of these assumptions support the adverse recommendation. First, a director pay mix that is more weighted to equity is consistent with current market practice, and the length of a minimum vesting period has no bearing on the mix of equity and non-equity compensation. Second, as described in our proxy statement, our Executive Chair is also an employee who receives a base salary in addition to the annual equity awards. Perks during fiscal 2015 were limited to Section 401(k) plan matching contributions paid by Ciena and available to all full-time U.S. employees on the same terms, and financial planning and tax preparation services generally made available to senior officers, and subject to a $10,000 annual limit per tax year.

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March 7, 2016

alike – applicable to 95% of shares authorized under the Plan. We included this provision solely in order to address the then-current policy position of one significant institutional stockholder at that time. That stockholder no longer maintains such policy position; indeed, we are unaware of any of our stockholders who adhere to such a policy position and to our knowledge ISS does not have such a position. As noted above, ISS considers a minimum vesting requirement of at least one year to be acceptable. In fact market practice with respect to director compensation has changed, in some cases significantly, over the past eight years. A fundamental principle in today’s director compensation programs is to avoid practices that may entrench directors or otherwise discourage their willingness to proactively challenge management or other board members. Long vesting schedules create the risk of lost compensation if a dissident director is asked not to stand for reelection. As a result, there has been a widespread movement toward immediate or annual vesting of director equity awards. Notably, 14 of the 15 companies in both the peer group selected by Ciena and the peer group selected by ISS for evaluating our executive compensation currently grant time-based equity awards to their non-employee directors with a vesting period of one year or less. We are simply seeking the ability to do the same, which we view as both common in the market and a current best practice in director compensation.

Moreover, rather than focusing on a reduction in the minimum vesting period for director equity awards in a manner that complies with its own standard, ISS should be concerned about the true alignment of director and stockholder interests. To that end, we maintain stock ownership guidelines for the Executive Chair equal to the lesser of three times his annual base salary or 100,000 shares, and for non-employee directors equal to the lesser of three times their annual retainer or 15,000 shares. These levels must be achieved within five years of becoming a director. Currently, the Executive Chair and all of the non-employee directors who are subject to these guidelines hold shares of Ciena stock that significantly exceed the minimum ownership threshold.

4.
The adverse vote recommendation fundamentally undercuts the ability of both investors and issuers to rely upon ISS’ published policy positions. Investors rely upon ISS’s recommendations in considering and making voting decisions after weighing corporate matters against ISS’ published policies. Similarly, issuers rely upon ISS’s policy positions and guidelines as a framework in which to manage their corporate governance and implement their corporate decision-making. In this case, it is clear that the adverse vote recommendation on our Plan Amendment is inconsistent with both ISS’ published guidelines and its policy aims with respect to boards of directors generally. Ciena regularly reviews and considers the policy positions of our stockholders and ISS and other proxy advisory firms. We believe that our degree of consideration and thoughtfulness in this regard is illustrated by our outstanding Governance Quickscore and the substantial majority of “say-on-pay” stockholder votes received in favor of our executive compensation in recent years (90%+ in each of the past four years). However, if ISS fails to reverse its erroneous conclusion in recommending a vote against our Plan Amendment, it would fundamentally undercut the confidence and reliance that Ciena and other issuers take in having carefully considered ISS’ published guidelines and scoring methodology. It would become clear to issuers like Ciena, who endeavor to weigh and consider these guidelines, that they can take no comfort in having complied with them or advised their Board committees accordingly.

5.
Ironically, ISS would have voted in favor of a new equity plan on identical terms to the Plan Amendment, even including the one-year minimum vesting period. As further evidence of the arbitrariness of ISS’s adverse vote recommendation, it is clear from its report that ISS would have actually recommended in favor of a new Ciena equity plan on the identical terms to the Plan Amendment - even including a minimum vesting period of one-year for director equity awards - had Ciena proposed its adoption in a new equity plan instead of the Plan Amendment. This disparate outcome for the same substantive assessment is inexplicable. As noted above, the Plan easily passed the scoring under the EPSC model. And the proposed minimum vesting period

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directly aligns with the Plan Feature deemed acceptable by ISS. Consequently, the Plan Amendment clearly aligns with an otherwise compliant plan for adoption, and would have received a favorable recommendation if it were included as part of a new equity plan. ISS is sending a clear message to Ciena (and other companies) that it would be better off effecting any future amendment in the context of a new plan adoption rather than an amendment. Doing so here would have allowed us to achieve the desired result, but it would have had the effect of increasing cost and complexity at a detriment to Ciena’s stockholders.

In the interest of providing what we believe to be necessary context to our stockholders in evaluating the Plan Amendment, we feel compelled to advise them of our assessment of ISS’s recommendation. Please be advised that we intend to include this letter promptly in a supplement to our proxy statement, and also to share this letter directly with certain of our stockholders.

Thank you for your due consideration of our request that ISS reconsider its voting recommendation and publish a revised report that reverses its recommendation and supports the Plan Amendment. We would welcome the opportunity to discuss this matter further, either over the phone or in person. Please feel free to contact me directly at 410-981-7303 or drothens@ciena.com.

Sincerely,

David M. Rothenstein
Senior Vice President, General Counsel & Secretary
Ciena Corporation